EXHIBIT 3

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of November 22, 2021, by and among the parties signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of Common Stock of ESS Tech, Inc. is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

BREAKTHROUGH ENERGY VENTURES, LLC
By: BREAKTHROUGH ENERGY INVESTMENTS, LLC, its manager

By:	/s/ Christian Garcia
Name: Christian Garcia
Title: Authorized Signatory

BREAKTHROUGH ENERGY INVESTMENTS, LLC

By:	/s/ Christian Garcia
Name: Christian Garcia
Title: Authorized Signatory